Exhibit 99.1

NEWS RELEASE

H. Patrick Dee	Christopher C. Spencer
Chief Operating Officer	Chief Financial Officer
(505) 241-7102	(505) 241-7154

FIRST STATE REPORTS FIRST QUARTER EARNINGS

Albuquerque, NM—April 30, 2007

OVERVIEW:

•	Earnings for the quarter of $6.478 million, up 50% from last year’s quarter.

•	Diluted earnings per share for the quarter of $0.31, up 29% from last year’s quarter.

•	Acquisition of Front Range Capital Corporation with $302 million in loans and $360 million in deposits completed March 1.

•	Net interest margin for the quarter of 4.70%, a compression of 6 basis points compared to the fourth quarter of 2006 and 15 basis points compared the first quarter of 2006.

•	105,800 shares of First State common stock were repurchased by March 31, 2007 under a revised program that was announced in late March.

•	$0.09 dividend declared, up 13% from the $0.08 dividend paid in the first quarter of 2007.

INCOME STATEMENT HIGHLIGHTS:

(unaudited-$ in thousands except per share amounts)	First Quarter Ended March 31,
	2007	2006
Interest income	$52,553	$41,412
Interest expense	21,413	14,162

Net interest income	31,140	27,250
Provision for loan losses	(2,044)	(2,729)

Net interest income after provision for loan losses	29,096	24,521
Non-interest income	5,890	4,340
Non-interest expense	24,941	22,089

Income before income taxes	10,045	6,772
Income tax expense	3,567	2,450

Net income	$6,478	$4,322

Basic earnings per share	$0.31	$0.25
Diluted earnings per share	$0.31	$0.24
Weighted average basic shares outstanding	20,840,839	17,453,734
Weighted average diluted shares outstanding	21,099,978	17,802,209

FSNM - First Quarter Results

April 30, 2007

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FINANCIAL RATIOS:

	First Quarter Ended March 31,
(unaudited)	2007	2006
Return on average assets	0.88%	0.70%
Return on average equity	8.41%	8.27%
Efficiency ratio	67.35%	69.92%
Operating expenses to average assets	3.40%	3.56%
Net interest margin	4.70%	4.85%
Average equity to average assets	10.49%	8.43%
Leverage ratio	9.40%	8.02%
Total risk based capital ratio	10.78%	10.54%

First State Bancorporation (“First State”) (NASDAQ:FSNM) today announced first quarter 2007 earnings of $6.5 million compared to $4.3 million for 2006, an increase of 50%. Earnings per diluted share were $0.31 compared to $0.24 per diluted share for the same quarter in 2006, an increase of 29%.

On March 1, 2007, First State completed the acquisition and merger of Front Range Capital Corporation and its subsidiary, Heritage Bank (“Front Range”) for $72 million in cash. The transaction was accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of Front Range were recorded at fair value on the acquisition date. The results of operations for Front Range are included in the results of First State subsequent to the acquisition date.

“Our earnings improved substantially on continued strong loan growth,” commented Michael R. Stanford, President and Chief Executive Officer. “Completion of our acquisition of Front Range has positioned our franchise as a major player in the Colorado front range market,” continued Stanford.

BALANCE SHEET HIGHLIGHTS:

(Unaudited – $ in thousands except book values and per share amounts)	March 31, 2007	December 31, 2006	March 31, 2006	$ Change from December 31, 2006	$ Change from March 31, 2006
Total assets	$3,288,708	$2,801,572	$2,492,276	$487,136	$796,432
Total loans	2,405,127	2,041,607	1,833,763	363,520	571,364
Investment securities	480,099	492,752	385,123	(12,653)	94,976
Deposits	2,502,467	2,120,924	1,965,705	381,543	536,762
Non-interest bearing deposits	498,624	447,172	454,476	51,452	44,148
Interest bearing deposits	2,003,843	1,673,752	1,511,229	330,091	492,614
Borrowings	253,160	213,413	167,181	39,747	85,979
Shareholders’ equity	309,244	304,892	212,885	4,352	96,359
Book value per share	$14.91	$14.67	$12.11	$0.24	$2.80
Tangible book value per share	$8.10	$11.04	$7.73	$(2.94)	$0.37

In conjunction with the acquisition of Front Range, First State acquired approximately $302 million in total loans, approximately $360 million in deposits, and recognized goodwill and other intangibles of approximately $66 million. Excluding the loans and deposits acquired, total loans increased by $269 million or 15% and deposits increased by $177 million or 9% from March 31, 2006 to March 31, 2007.

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April 30, 2007

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Net interest income was $31.1 million for the first quarter of 2007 compared to $27.3 million for the same quarter of 2006. First State’s net interest margin was 4.70% and 4.85% for the first quarters of 2007 and 2006, respectively, and 4.76 for the fourth quarter of 2006. The decrease in the net interest margin is primarily due to the repricing of existing deposits, the higher cost of new deposits, and the need to utilize borrowings to fund the loan growth which has continued to outpace deposit growth. In addition, the mix of our deposits has shifted toward higher cost deposit products. The Front Range acquisition also contributed to net interest margin compression, as their net interest margin was lower than First State’s net interest margin, on a stand-alone basis. Front Range’s net interest margin may cause further compression in the second quarter. In addition, the net interest margin may compress further in 2007 if we continue to experience strong loan growth without a corresponding increase in core deposits, or due to further repricing of deposits at higher rates.

In the first quarter of 2007, First State formed First State NM Statutory Trust VI for the purpose of issuing trust preferred securities. Trust VI issued $20.0 million of Trust VI Securities that bear interest at an annual rate equal to the three-month LIBOR plus 1.65%.

On March 26, 2007, First State’s Board of Directors authorized the repurchase, through a revised share repurchase program, of approximately 1.0 million shares of First State’s common stock. As of March 31, 2007, the Company had repurchased 105,800 shares of its common stock under the revised program.

ALLOWANCE FOR LOAN LOSSES:

(unaudited - $ in thousands)	First Quarter ended March 31, 2007	Year ended December 31, 2006	Quarter ended March 31, 2006
Balance beginning of period	$23,125	$17,413	$17,413
Provision for loan losses	2,044	6,993	2,729
Net charge offs	(394)	(3,409)	(1,597)
Allowance related to acquired loans	3,138	2,128	2,128

Balance end of period	$27,913	$23,125	$20,673

Allowance for loan losses to total loans held for investment	1.17%	1.15%	1.14%
Allowance for loan losses to non-performing loans	78%	166%	252%

NON-PERFORMING ASSETS:

(unaudited - $ in thousands)	March 31, 2007	December 31, 2006	March 31, 2006
Accruing loans – 90 days past due	$187	$75	$42
Non-accrual loans	35,575	13,851	8,156

Total non-performing loans	$35,762	$13,926	$8,198
Other real estate owned	17,241	6,396	1,522

Total non-performing assets	$53,003	$20,322	$9,720

Potential problem loans	$42,311	$35,916	$30,942
Total non-performing assets to total assets	1.61%	0.73%	0.39%

First State’s provision for loan losses was $2.0 million for the first quarter of 2007 compared to $2.7 million for the same quarter of 2006. The decrease is primarily a result of a decrease in charge-offs. First State’s allowance for loan losses was 1.17% and 1.14% of total loans held for investment at March 31, 2007 and March 31, 2006, respectively. Non-accrual loans at March 31, 2007 include $17.1 million of non-accrual loans, acquired in connection with the Front Range acquisition, and recorded at their estimated net realizable value.

The $17.2 million of other real estate owned includes $8.5 million acquired in connection with the Front Range acquisition. Of the $8.5 million, $6.7 million represents an 8.2 acre property in Broomfield, Colorado, purchased by Front Range in 2001 and referred to as “Heritage Place.” Although the Heritage Place property is under contract to be sold, the likelihood of completion of the sale appears to be somewhat

FSNM - First Quarter Results

April 30, 2007

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questionable at this point. Backup offers are being pursued at this time. Other real estate owned also includes a $5.7 million residential lot development property transferred to other real estate owned in December 2006. This property is currently in the final stages of negotiation for sale to a national homebuilder. The proposed agreement would involve the anticipated sale of the lots in phases, with the last purchase to be completed in the second quarter of 2009. Although not certain, it appears fairly likely that this agreement will be finalized.

“The level of non-performing loans in the Front Range loan portfolio as of March 31, 2007 was somewhat higher than we previously anticipated,” stated H. Patrick Dee, Executive Vice President and Chief Operating Officer. “Charge offs recorded in the first quarter of 2007 were nominal, and based on collateral values associated with our non-performing loans we believe that future charge-offs should remain at fairly normal levels in the near future, compared to prior years,” continued Dee.

NON-INTEREST INCOME:

(unaudited - $ in thousands)	First Quarter Ended March 31,
	2007	2006	$ Change	% Change
Service charges on deposit accounts	$2,142	$1,772	$370	21%
Other banking service fees	223	227	(4)	(2)
Credit and debit card transaction fees	887	627	260	41
Gain (loss) on sale or call of investment securities	42	(140)	182	(130)
Gain on sale of mortgage loans	1,449	1,216	233	19
Check imprint income	177	132	45	34
Other	970	506	464	92

	$5,890	$4,340	$1,550	36%

Non-interest income for the first quarter of 2007 was $5.9 million, compared to $4.3 million for the first quarter of 2006, an increase of $1.6 million or 36%. The acquisition of Front Range contributed approximately $367,000 toward the overall increase in non-interest income during the quarter. Of the $370,000 increase in service charges on deposit accounts, $140,000 is due to the Front Range acquisition. The remaining increase is primarily due to an increase in overdraft and NSF fees. The increase in credit and debit card transaction fees is primarily due to increased transaction volume. The increase in gain on sale of mortgage loans is primarily due to an approximate 19% increase in loans sold during the quarter, from $85.8 million to $102.3 million. Of the $464,000 increase in other non-interest income, $287,000 is due to the Front Range acquisition. Of this $287,000, approximately $132,000 is expected to be non-recurring.

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April 30, 2007

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NON-INTEREST EXPENSE:

(unaudited - $ in thousands)	First Quarter Ended March 31,
	2007	2006	$ Change	% Change
Salaries and employee benefits	$12,260	$10,602	$1,658	16%
Occupancy	3,241	2,679	562	21
Data processing	1,548	1,253	295	24
Equipment	1,849	1,383	466	34
Legal, accounting, and consulting	621	1,217	(596)	(49)
Marketing	948	1,031	(83)	(8)
Telephone	503	383	120	31
Supplies	334	340	(6)	(2)
Delivery	287	256	31	12
Other real estate owned	186	63	123	195
FDIC insurance premiums	63	51	12	24
Check imprint expense	174	173	1	1
Amortization of intangibles	434	325	109	34
Other	2,493	2,333	160	7

	$24,941	$22,089	$2,852	13%

Non-interest expenses were $24.9 million and $22.1 million for the quarters ended March 31, 2007 and 2006, respectively, and represent an increase of $2.9 million or 13%. The acquisition of Front Range contributed approximately $1.3 million toward the overall increase in non-interest expenses during the quarter. This $1.3 million represents the Front Range non-interest expenses since March 1, 2007, the date of acquisition. Of the $1.7 million increase in salaries and benefits, $670,000 is due to the additional employees of Front Range. The remaining increase in salaries and benefits is primarily due to normal compensation increases for job performance and an increase in incentives and mortgage loan commissions. The increase in occupancy expense reflects the acquisition of Front Range, the lease of space in Phoenix for a new branch, additional administrative space in Albuquerque, a new branch in Rio Rancho, and a branch location in Denver to be opened in the second quarter of 2007. The increase in equipment is primarily due to Front Range and our continued organic growth. Legal, accounting and consulting expense for the quarter ended March 31, 2006 included approximately $275,000 for the implementation of new information systems related to the acquisitions of Access Anytime Bancorp, Inc. and New Mexico Financial Corporation in January 2006 as well as approximately $250,000 for assistance with conversion of their core banking applications. Management expects reductions in non-interest expenses over the remainder of 2007 as efficiencies are realized from the Front Range acquisition, primarily in the areas of salaries, occupancy and data processing, as well as from staffing reductions throughout the Company which will occur in the second quarter of 2007. However, the remainder of 2007 will include non-interest expenses related to Front Range for full three month quarters, rather than for a single month. In addition, these reductions will be offset by increases in expenses relating to five new branches planned to open in the second and third quarters of 2007.

In conjunction with its first quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Monday, April 30, 2007 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fcbnm.com, Investor Relations. The conference call will be available for replay beginning April 30, 2007 through May 10, 2007 at www.fcbnm.com, Investor Relations.

On Friday, April 27, 2007, First State’s Board of Directors declared a quarterly dividend of $0.09 per share. The dividend will be paid to shareholders of record on May 9, 2007, payable June 6, 2007.

FSNM - First Quarter Results

April 30, 2007

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First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services, through its subsidiary First Community Bank, to customers from a total of 62 branches located in New Mexico, Colorado, Utah and Arizona. On Friday, April 27, 2007, First State’s stock closed at $21.06 per share.

The following table provides selected information for average balances and average yields for the quarters ended March 31, 2007 and March 31, 2006:

	First Quarter Ended March 31, 2007		First Quarter Ended March 31, 2006
(unaudited - $ in thousands)	Average Balance	Average Yield	Average Balance	Average Yield
AVERAGE BALANCES:
Loans	$2,181,198	8.68%	$1,789,077	8.14%
Investment securities	495,783	4.66%	469,632	4.49%
Interest-bearing deposits with other banks and federal funds sold	12,245	5.53%	20,095	5.75%
Total interest-earning assets	2,689,226	7.93%	2,278,804	7.37%
Total interest-bearing deposits	1,788,966	3.61%	1,503,641	2.75%
Total interest-bearing liabilities	2,210,464	3.93%	1,865,560	3.08%

Non interest-bearing demand accounts	441,859		431,994
Equity	312,409		211,876
Total assets	$2,978,917		$2,519,554

The following tables provide information regarding loans and deposits for the quarter ended March 31, 2007 and 2006, and the year ended December 31, 2006:

LOANS: (unaudited - $ in thousands)	March 31, 2007		December 31, 2006		March 31, 2006
Commercial	$323,269	13.4%	$295,566	14.5%	$226,733	12.4%
Real estate - commercial	837,091	34.8%	714,086	35.0%	766,842	41.8%
Real estate - one- to four-family	242,860	10.1%	217,247	10.6%	233,469	12.7%
Real estate - construction	923,502	38.4%	733,333	35.9%	528,794	28.9%
Consumer and other	57,859	2.4%	55,647	2.7%	62,589	3.4%
Mortgage loans available for sale	20,546	0.9%	25,728	1.3%	15,336	0.8%

Total	$2,405,127	100.0%	$2,041,607	100.0%	$1,833,763	100.0%

DEPOSITS: (unaudited - $ in thousands)	March 31, 2007		December 31, 2006		March 31, 2006
Non-interest bearing	$498,624	19.9%	$447,172	21.1%	$454,476	23.1%
Interest-bearing demand	353,694	14.1%	322,717	15.2%	329,344	16.8%
Money market savings accounts	363,081	14.5%	222,263	10.5%	249,759	12.7%
Regular savings	124,107	5.0%	107,812	5.1%	116,368	5.9%
Certificates of deposit less than $100,000	451,504	18.1%	386,626	18.2%	361,817	18.4%
Certificates of deposit greater than $100,000	711,457	28.4%	634,334	29.9%	453,941	23.1%

Total	$2,502,467	100.0%	$2,120,924	100.0%	$1,965,705	100.0%

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Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The discussions regarding our growth strategy, expansion of operations in our markets, acquisitions, competition, loan and deposit growth, timing of new branch openings and consolidations, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, successful integration of Front Range into our business, faster or slower than anticipated growth, economic conditions, our competitors’ responses to our marketing strategy, and competition in the geographic and business areas in which we conduct our operations. Other factors are described in First State’s filings with the Securities and Exchange Commission. First State is under no obligations to update any forward-looking statements.

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com.